Exhibit 10.5

FORM OF
ASCENT CAPITAL GROUP, INC.
2008 INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of                      (the “Grant Date”), by and between ASCENT CAPITAL GROUP, INC., a Delaware corporation (the “Company”), and the person signing as “Grantee” on the signature page hereof (“Grantee”).

The Company has adopted the Ascent Capital Group, Inc. 2008 Incentive Plan (the “Plan”), a copy of which is attached to this Agreement as Exhibit A and by this reference made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries.  Capitalized terms used and not otherwise defined in this Agreement will have the meaning ascribed to them in the Plan.

Pursuant to the Plan, the Compensation Committee (the “Committee”) has determined that it would be in the interest of the Company and its stockholders to award shares of common stock to Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide Grantee with additional remuneration for services rendered, to encourage Grantee to remain in the employ of the Company or its Subsidiaries and to increase Grantee’s personal interest in the continued success and progress of the Company.

The Company and Grantee therefore agree as follows:

1.             Award.  Pursuant to the terms of the Plan and in consideration of the covenants and promises of Grantee herein contained, the Company hereby awards to Grantee as of the Grant Date the number of shares of Ascent Capital Group, Inc. Series A Common Stock, par value $0.01 per share, set forth on Schedule 1 hereto, subject to the conditions and restrictions set forth below and in the Plan (the “Restricted Shares”).

2.             Issuance of Restricted Shares at Beginning of the Restriction Period.  Upon issuance of the Restricted Shares, such Restricted Shares will be registered in a book entry account (the “Account”) in the name of Grantee.  During the Restriction Period, each of the Account, any certificates representing the Restricted Shares that may be issued during the Restriction Period, and any securities constituting Retained Distributions will bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and this Agreement.  Any such certificates will remain in the custody of the Company, and upon their issuance Grantee will deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Distributions that will be forfeited or otherwise not become vested in accordance with the Plan and this Agreement.

3.             Restrictions.  Restricted Shares will constitute issued and outstanding shares of the Company’s Series A Common Stock for all corporate purposes.  Grantee will have the right to vote such Restricted Shares, to receive and retain such dividends and distributions, as the Committee may in its sole discretion designate, paid or distributed on such Restricted Shares and to exercise all other rights, powers and privileges of a holder of Series A Common Stock with respect to such Restricted Shares, except that (a) Grantee will not be entitled to delivery of the stock certificate or certificates representing such Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived, (b) the Company will retain custody of any stock certificate or certificates representing the Restricted Shares during the Restriction Period as provided in Section 8.2 of the Plan, (c) other than such dividends and distributions as the Committee may in its sole discretion designate, the Company or its designee will retain custody of all Retained Distributions made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions will not bear interest or be segregated in a separate account, (d) Grantee may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or Grantee’s interest in any of them during the Restriction Period and (e) a breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.

4.             Vesting and Forfeiture of Restricted Shares.  Subject to earlier vesting in accordance with the provisions of Paragraph 7(b) below, Grantee will become vested as to     % of the Restricted Shares subject to this Agreement on each of                     , each such date being a Vesting Date; provided, however, that Grantee will not vest, pursuant to this Paragraph 4, in Restricted Shares as to which Grantee would otherwise vest as of a given date if Grantee has not been continuously employed by the Company or its Subsidiaries from the date of this Agreement through such date (the vesting or forfeiture of such shares in such event to be governed instead by the provisions of Paragraph 5).  Notwithstanding the foregoing, in the event that any date on which vesting would otherwise occur is a Saturday, Sunday or a holiday, such vesting will instead occur on the business day next following such date.

5.             Early Termination or Vesting.  Unless otherwise determined by the Committee in its sole discretion:

(a)           Subject to Section 25 hereof, if Grantee’s employment with the Company and its Subsidiaries terminates for any reason other than death or Disability, then the Award, to the extent not theretofore vested, will be forfeited immediately;

(b)           If Grantee dies while employed by the Company or a Subsidiary of the Company (a “Company Subsidiary”), then the Award, to the extent not theretofore vested, will immediately become fully vested; and

(c)           If Grantee’s employment with the Company or a Company Subsidiary terminates by reason of Disability, then the Award, to the extent not theretofore vested, will immediately become fully vested.

6.             Completion of the Restriction Period.  On each Vesting Date with respect to each award of Restricted Shares, and the satisfaction of any other applicable restrictions, terms and conditions (a) the applicable portion of such Restricted Shares will become vested and (b) any Retained Distributions with respect to such Restricted Shares will become vested to the extent that the Restricted Shares related thereto shall have become vested, all in accordance with the terms of this Agreement.  Any Restricted Shares and Retained Distributions that shall not become vested by the final Vesting Date will be forfeited to the Company, and Grantee will not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares or any Retained Distributions that are so forfeited.

7.             Adjustments; Early Vesting in Certain Events.

(a)           The Restricted Shares will be subject to adjustment (including, without limitation, as to the number of Restricted Shares) in the sole discretion of the Committee and in such manner as the Committee may deem equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.

(b)           Subject to Section 25 hereof, upon the occurrence of any Approved Transaction, Board Change or Control Purchase, the restrictions in Paragraph 3 will lapse.  Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that the restrictions in Paragraph 3 will not lapse on an accelerated basis in connection with an Approved Transaction if the Board or the surviving or acquiring corporation, as the case may be, makes or causes to be made effective provision for the taking of such action as in the opinion of the Committee is equitable and appropriate to substitute a new Award for the Award evidenced by this Agreement or to assume this Agreement and the Award evidenced hereby and in order to make such new or assumed Award, as nearly as may be practicable equivalent to the Award evidenced by this Agreement as then in effect (but before giving effect to any acceleration of the exercisability hereof unless otherwise determined by the Committee), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which shares of Series A Common Stock may be changed, converted or exchanged in connection with the Approved Transaction.

8.             Mandatory Withholding for Taxes.  Upon the expiration of the Restriction Period, Grantee (or Beneficiary, as defined in Paragraph 10 below) must remit to the Company the amount of all federal, state or other governmental withholding tax requirements imposed upon the Company with respect to the vesting of Restricted Shares, unless provisions to pay such withholding requirements have been made to the satisfaction of the Company.  Upon the payment of any cash dividends with respect to Restricted Shares during the Restriction Period, the amount of such dividends will be reduced to the extent necessary to satisfy any withholding tax requirements applicable thereto prior to payment to Grantee.

9.             Delivery by the Company.  As soon as practicable after vesting in Restricted Shares pursuant to Paragraphs 4, 5 or 7, but no later than 30 days after such vesting occurs, and subject to the withholding referred to in Paragraph 8, the Company will (i) cause to be removed from the Account the restriction described in Paragraph 2 or cause to be issued and delivered to

Grantee (in certificate or electronic form) Shares equal to the number of Restricted Shares that have vested, and (ii) shall cause to be delivered to Grantee any Retained Distributions with respect to such vested Shares.  If delivery of certificates is by mail, delivery of shares of Series A Common Stock will be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited the certificates in the United States mail, addressed to Grantee.

10.           Nontransferability of Restricted Shares Before Vesting.  Before vesting and during Grantee’s lifetime, the Restricted Shares are not transferable (voluntarily or involuntarily) other than pursuant to a Domestic Relations Order.  The Grantee may designate a beneficiary or beneficiaries (each, a “Beneficiary”), to whom the Restricted Shares will pass upon Grantee’s death and may change such designation from time to time by filing a written designation of Beneficiary with the Committee on the form annexed hereto as Exhibit B or such other form as may be prescribed by the Committee, provided that no such designation will be effective unless so filed prior to the death of Grantee.  If no such designation is made or if the designated Beneficiary does not survive the Grantee’s death, the Restricted Shares will pass by will or the laws of descent and distribution.  Following Grantee’s death, the Restricted Shares will pass accordingly to the designated Beneficiary, and such Beneficiary will be deemed the Grantee for purposes of any applicable provisions of this Agreement.

11.           Company’s Rights.  The existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 11.16 of the Plan.

12.           Limitation of Rights.  Nothing in this Agreement or the Plan will be construed to:

(a)           give Grantee any right to be awarded any further Restricted Shares other than in the sole discretion of the Committee; or

(b)           give Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any Company Subsidiary.

13.           Prerequisites to Benefits.  Neither Grantee nor any person claiming through Grantee will have any right or interest in the Restricted Shares awarded hereunder, unless and until there shall have been full compliance with all the terms, conditions and provisions of this Agreement and the Plan which affect the Grantee or such other person.

14.           Restrictions Imposed by Law.  Without limiting the generality of Section 11.8 of the Plan, Grantee will not require the Company to deliver any Restricted Shares and the Company will not be obligated to deliver any Restricted Shares if counsel to the Company determines that such delivery or payment would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Series A Common Stock is listed or quoted.  The Company will in no event be obligated to take any affirmative action in order to cause the delivery of any Restricted Shares to comply with any such law, rule, regulation or agreement.

15.           Notice.  Unless the Company notifies Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the following address:

Ascent Capital Group, Inc.

[Address 1]

[Address 2]

Attn:  General Counsel

Any notice or other communication to Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail, postage prepaid, to Grantee’s home address set forth below his signature on this Agreement, unless the Company has received written notification from Grantee of a change of address.

16.           Amendment.  Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 11.7(b) of the Plan.  Without limiting the generality of the foregoing, without the consent of Grantee,

(a)           this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders and provided, in each case, that such changes or corrections will not adversely affect the rights of Grantee with respect to the Award evidenced hereby or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

(b)           subject to any required action by the Board or the Company’s stockholders, the Award evidenced by this Agreement may be canceled by the Committee and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Restricted Shares to the extent then vested.

17.           Grantee Employment.  Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on Grantee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any employing Company Subsidiary to terminate Grantee’s employment at any time, with or without cause; subject, however, to the provisions of any employment agreement between Grantee and the Company or any Company Subsidiary.

18.           Governing Law.  This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware.  Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Delaware in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

19.           Construction.  References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan.  This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and will be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder.  All decisions of the Committee upon questions regarding the Plan or this Agreement will be conclusive.  Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.  The headings of the paragraphs of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

20.           Duplicate Originals.  The Company and Grantee may sign any number of copies of this Agreement.  Each signed copy will be deemed to be an original, but all of them together represent the same agreement.

21.           Rules by Committee.  The rights of Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time hereafter.

22.           Entire Agreement.  This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and Grantee, with respect to the subject matter hereof.  Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Restricted Shares and replaces and makes null and void any prior agreements between Grantee and the Company regarding the Restricted Shares.

23.           Grantee Acceptance.  Grantee shall signify acceptance of the terms and conditions of this Agreement by signing in the space provided at the end hereof and returning a signed copy to the Company.

24.           Code Section 409A Compliance.  If any provision of this Agreement would result in the imposition of an excise tax under Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A (or to provide that the Restricted Shares are exempt from Section 409A) shall be deemed to impair a benefit under this Agreement.

25.           Change in Control.

(a)           Upon any termination of Grantee’s employment by the Company without Cause or by Grantee for Good Reason, which termination occurs within 12 months following a

Change in Control, all Restricted Shares held by Grantee on the date of termination, to the extent not theretofore vested, will vest fully on the date of such termination.

(b)           For purposes of this Section 25, the following terms shall have the following meanings:

i.              “Base Salary” means the aggregate annual base salary of Grantee as an employee or independent contractor of the Company and/or any of its Subsidiaries.

ii.             Notwithstanding any other definition of “Cause” in Grantee’s Employment Agreements, with respect to any termination of Grantee’s Employment Agreements by the Company within 12 months after a Change in Control of the Company, “Cause” will mean only a felony conviction for fraud, misappropriation of the Company’s funds or embezzlement.

iii.            “Change in Control” means any of the following that otherwise meets the definition of a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A:

(1)           the acquisition by any person or group (excluding John C. Malone and/or any family member(s) of John C. Malone and/or any company, partnership, trust or other entity or investment vehicle controlled by any of the foregoing persons or the holdings of which are for the primary benefit or any of such persons (collectively, the “Permitted Holders”)) of ownership of stock of the Company that, together with stock already held by such person or group, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the stock of the Company;

(2)           the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

(3)           the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock of the Company possessing 30% or more of the total voting power of the stock of Company or the replacement of a majority of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of appointment or election.

iv.            “Employment Agreements” means this Agreement, any employment agreement between Grantee and the Company and/or any other agreement between Grantee and the Company relating to Grantee’s employment and/or compensation, as from time to time may be in effect.

v.             “Good Reason” means the occurrence of any of the following without the consent of Grantee: (i) a material diminution in Grantee’s Base Salary below the level then in effect; (ii) a material diminution in Grantee’s authority, duties or responsibilities with the Company; [and] (iii) [a relocation of the office or location at which the Grantee is required to perform services for the Company and its Subsidiaries to a location that is more than 50 miles from Englewood, Colorado; and (iv)] a material breach by the Company of the terms of the Employment Agreements.  Notwithstanding the foregoing, a termination for Good Reason will not be considered to have occurred unless: (x) within 90 days following the initial existence of the circumstances constituting Good Reason, Grantee provides written notice to the Company of such circumstances; (y) the Company fails, within 30 days following such notice, to correct such circumstances to the reasonable satisfaction of Grantee; and (z) Grantee terminates his employment within 30 days following the end of such 30-day correction period.  A termination of Grantee’s employment for Good Reason will be considered an involuntary termination.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Grant Date.

ASCENT CAPITAL GROUP, INC.

By:
Name:
Title:

ACCEPTED:

, Grantee

Address:

SSN:

Exhibit A to Restricted Stock Award Agreement

dated as of                      between

Ascent Capital Group, Inc. and Grantee

Ascent Capital Group, Inc. 2008 Incentive Plan

Exhibit B to Restricted Stock Award Agreement

dated as of                      between

Ascent Capital Group, Inc. and Grantee

Designation of Beneficiary

I,                                                                 (the “Grantee”), hereby declare that upon my death

                                                                                                         (the “Beneficiary”) of

Name

,
Street Address	City	State	Zip Code

who is my                                                                                                                                         , will be entitled to the

Relationship to the Grantee

Restricted Shares and all other rights accorded the Grantee by the above-referenced grant agreement (the “Agreement”).

It is understood that this Designation of Beneficiary is made pursuant to the Agreement and is subject to the conditions stated herein, including the Beneficiary’s survival of the Grantee’s death.  If any such condition is not satisfied, such rights will devolve according to the Grantee’s will or the laws of descent and distribution.

It is further understood that all prior designations of beneficiary under the Agreement are hereby revoked and that this Designation of Beneficiary may only be revoked in writing, signed by the Grantee, and filed with the Committee prior to the Grantee’s death.

Date	Grantee

Schedule 1 to Restricted Stock Award

Agreement dated as of

between Ascent Capital Group, Inc. and Grantee

Grantee:

Grant Date:

Restricted Shares: